Exhibit 99.1

FOR IMMEDIATE RELEASE: February 14, 2006

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	Sport-Haley, Inc.	Sport-Haley, Inc,
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. ANNOUNCES SETTLEMENT WITH FORMER AUDITORS

Denver, Colorado – February 14, 2006 – Sport-Haley, Inc. (NASDAQ NMS:SPOR) (“Sport-Haley” or the “Company”) today announced that on February 13, 2006, it entered into a settlement agreement to resolve all pending claims between Sport-Haley and its former auditors and certain of its former auditors’ current and former members. Pursuant to the terms of the settlement agreement and a sharing agreement between Sport-Haley and its director and officer liability insurance carrier, Sport-Haley will receive a net payment of approximately $173,000.

In March 2001, as the Company previously announced, Sport-Haley retained legal counsel to possibly pursue claims against its former auditors in connection with damages the Company claimed were suffered as a result of the restatements of its financial statements for fiscal years 1999 and 1998 and the corrections of material information for the quarterly periods of fiscal years 2000, 1999 and 1998. Also, Sport-Haley was advised that the former auditors asserted claims against the Company, including allegations of unpaid fees. Neither Sport-Haley nor the former auditors have filed any legal action to assert any of these disputed claims.

During a mediation session in November 2005, Sport-Haley reached an agreement in principle with the former auditors to settle all disputed claims between the parties and their affiliates. The parties have now finalized a written settlement agreement, which provides payment to Sport-Haley of $525,000. In accordance with a sharing agreement between Sport-Haley and its carrier for officer and director liability insurance, Sport-Haley will receive 33% of these settlement proceeds, or approximately $173,000, and the insurance carrier will receive the remainder to partially recover amounts the carrier paid in connection with a previously settled class action securities lawsuit and defense costs reimbursed to the Company relating to a civil action lawsuit filed by the SEC.

Among other terms of the settlement, the parties have agreed to mutual releases of all claims asserted against each other, and each party has continued to deny the merits of those claims asserted against it by the other party.

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Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY™ and Ben Hogan® labels. Its fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. Ben Hogan® apparel and Top-Flite™ apparel are distributed pursuant to a licensing agreement between Sport-Haley and Callaway Golf Company (“Callaway”). Sport-Haley received approval from Callaway for Reserve Apparel Group LLC (“Reserve Apparel”) to distribute Top-Flite™ apparel exclusively to Wal-Mart Stores in accordance with a joint venture agreement between Sport-Haley, Inc. and Explorer Gear USA. Reserve Apparel expects to make the first deliveries of Top-Flite™ apparel in approximately February 2006.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “appear” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of Sport-Haley’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that Sport-Haley’s actual results could differ materially from those contained in forward-looking statements. Sport-Haley’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: its ability to control costs and expenses; its ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate its chosen distribution channels; its ability to successfully forecast sales and optimize inventory levels; its ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as its Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking

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statements. Neither Sport-Haley nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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